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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1 )*

                        PAREXEL International Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   699462 10 7
                         ------------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                         ------------------------------
CUSIP NO.  699462 10 7              13G                PAGE  2  OF  11  PAGES
           -----------                                      ---    ----
-------------------------                         ------------------------------

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


       Essex Venture Partners, L.P. Fund I
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  [ ]
                                                            (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Illinois
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              0
      NUMBER OF          -------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               0
         EACH            -------------------------------------------------------
       REPORTING         7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                 0
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 11 pages

-------------------------                         ------------------------------
CUSIP NO.  699462 10 7              13G                PAGE  3  OF  11  PAGES
           -----------                                      ---    ----
-------------------------                         ------------------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


       Essex Venture Management, L.P.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)[ ]
                                                                    (b)[ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              0
      NUMBER OF          -------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               0
         EACH            -------------------------------------------------------
       REPORTING         7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                 0
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 11 pages

-------------------------                         ------------------------------
CUSIP NO.  699462 10 7              13G                PAGE  4  OF  11  PAGES
           -----------                                      ---    ----
-------------------------                         ------------------------------


--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


       James L. Currie
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              21,333
      NUMBER OF          -------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               0
         EACH            -------------------------------------------------------
       REPORTING         7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                 21,333
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       21,333
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       Less than 5%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 11 pages

-------------------------                         ------------------------------
CUSIP NO.                           13G                PAGE  5  OF  11  PAGES
           -----------                                      ---    ----
-------------------------                         ------------------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


       Marc S. Sandroff
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)[ ]
                                                                    (b)[ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              0
      NUMBER OF          -------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               0
         EACH            -------------------------------------------------------
       REPORTING         7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                 0
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 11 pages

     NOTE: This Statement on Schedule 13G is being filed on behalf of (i) Essex Venture Partners, L.P., Fund I, an Illinois limited partnership; (ii) Essex Venture Management, L.P., a Delaware limited partnership; (iii) James L. Currie; and (iv) Marc S. Sandroff.

ITEM 1.

         (a)      NAME OF ISSUER
                  --------------

                  PAREXEL International Corporation

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                  -----------------------------------------------

                  195 West Street
                  Waltham, MA  02154

ITEM 2.

             ITEM 2(a)                        ITEM 2(b)              ITEM 2(c)
             ---------                        ---------              ---------

       NAME OF PERSON FILING                   ADDRESS            CITIZENSHIP
       ---------------------                   -------            -----------
                                                                  OR PLACE OF
                                                                  -----------
                                                                  ORGANIZATION
                                                                  ------------

Essex Venture Partners, L.P. Fund I     190 South LaSalle St.      Illinois
     ("Essex")                          Chicago, IL  60603

Essex Venture Management, L.P.          190 South LaSalle St.      Delaware
     the general partner of Essex       Chicago, IL  60603
     ("Venture")

James L. Currie, the managing           190 South LaSalle St.      United States
     general partner of Venture         Chicago, IL  60603

Marc S. Sandroff, a general partner     190 South LaSalle St.      United States
     of Venture                         Chicago, IL  60603

ITEM 2(d).

         TITLE OF CLASS OF SECURITIES
         ----------------------------

         Common Stock, $.01 par value

                               Page 6 of 11 pages

ITEM 2(e).

         CUSIP NUMBER
         ------------
         699462 10 7

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13(d)-2(b),
            --------------------------------------------------------------------
            CHECK WHETHER THE PERSON FILING IS A:
            -------------------------------------

            (a)    ---   Broker or Dealer registered under Section 15 of the
                         Securities Exchange act of 1934 ("the Act").

            (b)    ---   Bank as defined in Section 3(a)(6) of the Act.

            (c)    ---   Insurance Company as defined in Section 3(a)(19) of the
                         Act.

            (d)    ---   Investment Company registered under Section 8 of the
                         Investment Company Act of 1940.

            (e)    ---   Investment adviser registered under Section 203 of the
                         Investment Advisers Act of 1940.

            (f)    ---   Employee Benefit Plan, Pension Fund which is subject
                         to the provision of the Employee Retirement Income
                         Security Act of 1974 or endowment Fund; see Rule
                         13-d(b)(1)(ii)(F) of the Act.

            (g)    ---   Parent Holding company, in accordance with Rule
                         13(d)-1(b)(ii)(G) of the Act.

            (h)    ---   Group, in accordance with rule 13d-1(b)(ii)(H) of the
                         Act.

            None of the above.

ITEM 4.  OWNERSHIP.
         ----------

         (a)      AMOUNT BENEFICIALLY OWNED
                  -------------------------

         As of December 31, 1996, each of the following is the holder of record of the number of shares of Common Stock set forth next to his or its name.

         Essex                             0 shares
         Venture                           0 shares
         Mr. Currie                   21,333 shares
         Mr. Sandroff                      0 shares

         (b)      PERCENT OF CLASS
                  ----------------

         Essex                   Less than 5%
         Venture                 Less than 5%
         Mr. Currie              Less than 5%

                               Page 7 of 11 pages

Mr. Sandroff            Less than 5%


         (c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
                  ---------------------------------------------

                  (i)   sole power to vote or direct the vote:
                        --------------------------------------

                        Essex                             0
                        Venture                           0
                        Mr. Currie                   21,333
                        Mr. Sandroff                      0

                  (ii)  shared power to vote or direct the vote:
                        ----------------------------------------

                        Essex                             0
                        Venture                           0
                        Mr. Currie                        0
                        Mr. Sandroff                      0

                  (iii) sole power to dispose or to direct the disposition of:
                        ------------------------------------------------------

                        Essex                             0
                        Venture                           0
                        Mr. Currie                   21,333
                        Mr. Sandroff                      0

                  (iv)  shared power to dispose or to direct the disposition of:
                        --------------------------------------------------------

                        Essex                             0
                        Venture                           0
                        Mr. Currie                        0
                        Mr. Sandroff                      0

     Each of Essex, Venture and Messrs. Currie and Sandroff expressly disclaims beneficial ownership of any shares of Common Stock of PAREXEL International Corporation, except any shares held directly of record or any shares in which they have an actual pecuniary interest.

                               Page 8 of 11 pages

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
               ---------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

     Each of the reporting persons have ceased to own beneficially more than 5% of the Common Stock of PAREXEL International Corporation.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
               ----------------------------------------------------------------

               Not applicable.

ITEM 7.        IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
               ---------------------------------------------------------
               ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               -------------------------------------------------------------
               COMPANY.
               --------

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBER OF THE GROUP.
               ---------------------------------------------------------

               Not applicable. Essex, Venture and Messrs. Currie and Sandroff expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(1)(ii)(H).

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.
               -------------------------------

               Not applicable.

ITEM 10.       CERTIFICATION.
               ----------------

               Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

     Attached as Exhibit 1 hereto is a Joint Filing Agreement executed by each of the filing persons pursuant to Rule 13-1(f) under Section 13(d) of the Act.

                               Page 9 of 11 pages

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  February 12, 1997

ESSEX VENTURE PARTNERS, L.P. FUND I

By: Essex Venture Management, L.P.



By: /s/ James L. Currie
    -----------------------------
    James L. Currie
    Managing General Partner

ESSEX VENTURE MANAGEMENT, L.P.



By: /s/ James L. Currie
    ------------------------------
    James L. Currie
    Managing General Partner


/s/ James L. Currie
---------------------
James L. Currie


/s/ Marc s. Sandroff
---------------------
Marc S. Sandroff


                              Page 10 of 11 pages

                                                                       EXHIBIT 1
                                                                       ---------


                           JOINT FILING AGREEMENTS OF
                      ESSEX VENTURE PARTNERS, L.P. FUND I,
                         ESSEX VENTURE MANAGEMENT, L.P.
                               JAMES L. CURRIE AND
                                MARC S. SANDROFF


     The undersigned hereby agree that the Schedule 13G with respect to the securities of PAREXEL International Corporation, dated as of even date herewith is filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended.

Dated: February 12, 1997

ESSEX VENTURE PARTNERS, L.P. FUND I



By: /s/ James L. Currie
    -----------------------------
    James L. Currie
    Managing General Partner


ESSEX VENTURE MANAGEMENT, L.P.



By: /s/ James L. Currie
    -----------------------------
    James L. Currie
    Managing General Partner


/s/ James L. Currie
----------------------
James L. Currie

/s/ Marc S. Sandroff
----------------------
Marc S. Sandroff




                              Page 11 of 11 pages